Exhibit 10.5

UNITEDHEALTH GROUP

RESTRICTED STOCK UNIT AWARD

Award Number:

Award Date	Number of Units	Final Vesting Date

[Restricted Stock Units]

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the Award Date specified above granted to

«Name»

(“Participant”) an award (the “Award”) to receive that number of restricted stock units (the “Restricted Stock Units”) indicated above in the box labeled “Number of Units,” each Restricted Stock Unit representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Rights of the Participant with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4.

(b) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 2, 3 or 4, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units, unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified compensation deferral plans. The value of any fractional Restricted Stock Unit shall be paid in cash at the time certificates are delivered to Participant in payment of the Restricted Stock Units         .

2. Vesting. Subject to the terms and conditions of this Award, 25% of the Restricted Stock Units shall vest, and the restrictions with respect to the Restricted Stock Units shall lapse, on each of the first, second, third and fourth anniversaries of the Award Date if Participant remains continuously employed by the Company or continues to serve on the Board of Directors of the Company until the respective vesting dates.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, all of the Restricted Stock Units shall become immediately and unconditionally vested and exercisable, and the restrictions with respect to all of the Restricted Stock Units shall lapse. For purposes of this Award, a “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

4. Forfeiture or Early Vesting Upon Termination of Employment.

(a) Termination of Employment Generally. If, prior to vesting of the Restricted Stock Units pursuant to Section 2 or 3, Participant ceases to be an employee of the Company, or ceases to serve on the Board of Directors of the Company, for any reason (voluntary or involuntary) other than death, permanent long-term disability or Retirement (as defined below) or a termination of employment that results in severance being paid to Participant, then Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited.

(b) Death or Permanent Long-Term Disability. If Participant dies while employed by the Company or its subsidiaries, or if Participant’s employment by the Company or its subsidiaries is terminated due to Participant’s failure to return to work as the result of a permanent long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program applicable to Participant, then all unvested Restricted Stock Units shall become immediately vested, and the restrictions with respect to all of the Restricted Stock Units shall lapse, as of the date of such long-term disability or death. No transfer by will or the applicable laws of descent and distribution of any Restricted Stock Units that vest by reason of Participant’s death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the committee of the Board of Directors administering the Plan (the “Committee”) may deem necessary to establish the validity of the transfer.

(c) Retirement. If Participant’s employment by the Company or its subsidiaries is terminated by reason of Participant’s Retirement (as defined below), then, subject to Section 6, the Restricted Stock Units shall continue to vest, and the restrictions with respect to such Restricted Stock Units shall continue to lapse, as if such termination of employment had not occurred. For purposes of this Award, “Retirement” means the termination of employment other than by reason of death or permanent long-term disability by a person who is age 55 or older and whose age in years plus number of years of Recognized Employment with the Company or its subsidiaries totals 65 or more. For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or its subsidiaries, and shall not include employment with a company acquired by UnitedHealth Group or its subsidiaries before the date of such acquisition.

(d) Severance. If Participant is entitled to severance under the Company’s severance pay plan or under an employment agreement entered into with the Company, then the Restricted Stock Units shall continue to vest, and the restrictions with respect to the Restricted Stock Units shall continue to lapse, for the period of such severance. Should severance be paid in a lump sum versus bi-weekly payments, the Restricted Stock Units shall continue to vest for the period of time had severance been paid bi-weekly.

5. Restriction on Transfer. The Restricted Stock Units and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of Participant.

6. Restrictive Covenants. In consideration of the terms of this Award and in recognition of the fact that Participant will receive Proprietary Information, as defined below, during Participant’s employment with the Company, Participant agrees to be bound by the following Restrictive Covenants and agrees that if Participant violates any provision of such Restrictive Covenants, then (i) all unvested portions of the Restricted Stock Units together with any portions of the Restricted Stock Units that vested within one year prior to the termination of Participant’s employment with the Company or at any time after such termination (the “Forfeited Units”) shall become null and void and (ii) with respect to any shares received or deferred compensation credited pursuant to Section 1(b) upon conversion of the Forfeited Units (collectively, the “Forfeited Shares”), Participant shall pay to the Company, upon demand, an amount equal to (A) the proceeds Participant has received from any sales or distributions of Forfeited Shares, and (B) if Participant still holds all or any part of the Forfeited Shares at the time such Company demand is made, the aggregate Fair Market Value of such Forfeited Shares as of the date of vesting of the Forfeited Units. Furthermore, the Company may seek any other legal or equitable remedy, including injunctive relief, if Participant violates any of the following Restrictive Covenants. By accepting this Award, Participant agrees that the restrictions and agreements contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Company.

(a) Proprietary Information. During the course of employment, Participant will receive sensitive, confidential, proprietary and/or trade secret information (collectively, “Proprietary Information”), including, without limitation, information regarding inventions, new product or marketing plans, business strategies, merger and acquisition targets, financial and pricing information, computer programs, models and data bases (including limitation source codes), designs, analytical models, customer lists and information, and supplier and vendor lists and information. This Proprietary Information includes not only information contained in written or digitized Company documents but also all such information which Participant may commit to memory during the course of Participant’s job. It is Participant’s responsibility to protect the integrity and confidential nature of this Proprietary Information, both during and after Participant’s employment with the Company, and Participant shall not disclose any such Proprietary Information, either during or after the term of Participant’s employment, except as necessary for the performance of Participant’s duties or as expressly permitted in writing by the Company. It is understood, however, that nothing herein shall be construed to prohibit the disclosure, or restrict the use, of information that is available in reasonably similar form to the general public, through no fault of Participant, or that was received by Participant outside of the Company, without an obligation of confidentiality.

(b) Competitive Activity. During Participant’s employment with the Company and for one year after the latter of (i) termination of Participant’s employment for any reason whatsoever (including Retirement) or (ii) the last scheduled vesting date under the provisions of Section 4, Participant shall not engage in any Competitive Activity. For purposes of this Award, the term “Competitive Activity” shall mean involvement in any activities that are competitive with any product or service that the Participant was directly involved with, or had Proprietary Information regarding, during the Participant’s employment with the Company or its subsidiaries. Because the Company’s business competes on a nationwide basis, Participant’s obligations hereunder shall apply anywhere in the United States of America.

In the event that any portion of this Section 6(b) regarding “Competitive Activity” shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Certificate is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(c) Non-Solicitation. During Participant’s employment and for two years after the latter of (i) termination of Participant’s employment for any reason whatsoever (including Retirement) or (ii) the last scheduled vesting date under the provisions of Section 4, Participant shall not:

(i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere adversely with the relationship between any such employee and the Company;

(ii) induce or attempt to induce any employee of the Company to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company to any third person, firm, or corporation;

(iii) employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which Participant may be associated, connected or affiliated;

(iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and the Company; or

(v) assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Award if such activity were carried out by Participant. In particular, Participant will not, directly or indirectly, induce any employee of the Company to carry out any such activity.

7. Adjustments to Restricted Stock Units.

(a) In the event that any dividend or other distribution (whether in the form of cash,  shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stocks would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Restricted Stock Units), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the Restricted Stock Units; provided, however, that the number of shares into which the Restricted Stock Units may be converted shall always be a whole number.

8. Income Tax Matters.

(a) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock Units, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company  shares of Common Stock already owned by Participant having a Fair Market Value equal to the amount of such taxes. Any shares already owned by Participant referred to in the preceding sentence must have been owned by Participant for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock or other restricted stock units. The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share. Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

9. Miscellaneous.

(a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) The Company shall not be required to deliver any shares of Common Stock upon vesting of any Restricted Stock Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(c) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.